Contacts:	ClearOne Communications, Inc. Investor Relations (801) 303-3555
Robert Jaffe PondelWilkinson Inc. (310) 279-5980

CLEARONE ANNOUNCES FINAL RESULTS OF TENDER OFFER

Salt Lake City, UT - December 12, 2006 - ClearOne Communications, Inc. (OTC: CLRO.OB) today announced the final results of its tender offer, which expired at 12:00 midnight, Eastern Time, on Wednesday, December 6, 2006.

ClearOne has accepted for purchase 1,073,552 shares of its common stock at a price of $4.25 per share, totaling approximately $4,563,000. These shares represent approximately 9 percent of shares outstanding.

The depositary will promptly pay for the shares accepted for purchase. With completion of the tender offer, ClearOne now has approximately 11,072,000 shares of common stock outstanding.

The Company is authorized to repurchase additional shares in an amount up to $1.9 million through August 31, 2007. Rule 13e-4(f) under the Securities and Exchange Act of 1934, as amended, prohibits the Company from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration of the tender offer.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.
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